AMENDED AND RESTATED

EMPLOYEE RETENTION AGREEMENT

by and among

THE DIME SAVINGS BANK OF WILLIAMSBURGH,

DIME COMMUNITY BANCSHARES, INC.

and

CHRISTOPHER D. MAHER

made and entered into as of
_________________, 2008

AMENDED AND RESTATED
EMPLOYEE RETENTION AGREEMENT

This AMENDED AND RESTATED EMPLOYEE RETENTION AGREEMENT (“Agreement”) is made and entered into as of ________, 2008 by and among THE DIME SAVINGS BANK of WILLIAMSBURGH, a savings bank organized and operating under the federal laws of the United States and having its executive offices at 209 Havemeyer Street, Brooklyn, New York 11211 (“Bank”); DIME COMMUNITY BANCSHARES, INC., a business corporation organized and existing under the laws of the State of Delaware and having its executive offices at 209 Havemeyer Street, Brooklyn, New York 11211 (“Holding Company”); and Christopher D. Maher, an individual residing at __________________ (“Officer”)

W I T N E S S E T H:

WHEREAS, the Officer and the Bank are parties to an Employee Retention Agreement (“Prior Agreement”) made and entered into as of June 26, 1999 (“Initial Effective Date”), pursuant to which the Bank has agreed to provide certain payments to the Officer in the event that his employment is terminated under certain circumstances as a result of a Change of Control; and

WHEREAS, the parties desire to amend and restate the Prior Agreement for the purpose, among others, of compliance with the applicable requirements of section 409A of the Internal Revenue Code of 1986 (“the Code”); and

WHEREAS, the Bank desires to assure for itself the continued availability of the Officer’s services and the ability of the Officer to perform such services with a minimum of personal distraction in the event of a pending or threatened Change of Control, and

WHEREAS, the Officer is willing to continue to serve the Bank on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Bank, the Holding Company and the Officer hereby agree as follows:

Section 1.	Effective Date

(a)           This Agreement shall be effective as of the Initial Effective Date and shall remain in effect during the term of this Agreement which shall be for a period of three (3) years commencing on the Initial Effective Date, plus such extensions as are provided pursuant to section 1(b); provided, however, that if the term of this Agreement has not otherwise terminated, the term of this Agreement will terminate on the date of the Officer’s termination of employment with the Bank; and provided, further, that the obligations under section 8 of this Agreement shall survive the term of this Agreement if payments become due hereunder.

(b)           Prior to each anniversary date of this Agreement, the Board shall consider the advisability of an extension of the term in light of the circumstances then prevailing and may, in its discretion, approve an extension to take effect as of the upcoming anniversary date. If an extension is approved, the term of this Agreement shall be extended so that it will expire three (3) years after such anniversary date.

(c)           Notwithstanding anything herein contained to the contrary: (i) the Officer’s employment with the Bank may be terminated at any time, subject to the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of the Officer’s employment following the expiration of the Assurance Period upon such terms and conditions as the Bank and the Officer may mutually agree upon.

Section 2.	Assurance Period.

(a)           The assurance period (“Assurance Period”) shall be for a period commencing on the date of a Change of Control, as defined in section 10 of this Agreement, and ending on the third anniversary of the date on which the Assurance Period commences, plus such extensions as are provided pursuant to the following sentence. The Assurance Period shall be automatically extended for one (1) additional day each day, unless either the Bank or the Officer elects not to extend the Assurance Period further by giving written notice to the other party, in which case the Assurance Period shall become fixed and shall end on the third anniversary of the date on which such written notice is given; provided, however, that if following a Change of Control, the Office of Thrift Supervision (or its successor) is the Bank’s primary federal regulator, the Agreement shall be subject to extension not more frequently than annually and only upon review and approval of the Board.

(b)           Upon termination of the Officer’s employment with the Bank, any daily extensions provided pursuant to the preceding sentence, if not theretofore discontinued, shall cease and the remaining unexpired Assurance Period under this Agreement shall be a fixed period ending on the later of the third anniversary of the date of the Change of Control, as defined in section 10 of this Agreement, or the third anniversary of the date on which the daily extensions were discontinued.

Section 3.	Duties.

During the period of the Officer’s employment that falls within the Assurance Period, the Officer shall: (a) except to the extent allowed under section 6 of this Agreement, devote his full business time and attention (other than during weekends, holidays, vacation periods, and periods of illness, disability or approved leave of absence) to the business and affairs of the Bank and use his best efforts to advance the Bank’s interests; (b) serve in the position to which the Officer is appointed by the Bank, which, during the Assurance Period, shall be the position that the Officer held on the day before the Assurance Period commenced or any higher office at the Bank to which he may subsequently be appointed; and (c) subject to the direction of the Board and the By-laws of the Bank, have such functions, duties, responsibilities and authority commonly associated with such position.

Section 4.	Compensation.

In consideration for the services rendered by the Officer during the Assurance Period, the Bank shall pay to the Officer during the Assurance Period a salary at an annual rate equal to the greater of:

(a)           the annual rate of salary in effect for the Officer on the day before the Assurance Period commenced; or

(b)           such higher annual rate as may be prescribed by or under the authority of the Board;

provided, however, that in no event shall the Officer’s annual rate of salary under this Agreement in effect at a particular time during the Assurance Period be reduced without the Officer’s prior written consent. The annual salary payable under this section 4 shall be subject to review at least once annually and shall be paid in approximately equal installments in accordance with the Bank’s customary payroll practices. Nothing in this section 4 shall be deemed to prevent the Officer from receiving additional compensation other than salary for his services to the Bank, or additional compensation for his services to the Holding Company, upon such terms and conditions as may be prescribed by or under the authority of the Board or the Board of Directors of the Holding Company.

Section 5.	Employee Benefit Plans and Programs

Except as otherwise provided in this Agreement, the Officer shall, during the Assurance Period, be treated as an employee of the Bank and be eligible to participate in and receive benefits under any qualified or non-qualified defined benefit or defined contribution retirement plan, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and such other employee benefit plans and programs, including, but not limited to, any incentive compensation plans or programs (whether or not employee benefit plans or programs), any stock option and appreciation rights plan, employee stock ownership plan and restricted stock plan, as may from time to time be maintained by, or cover employees of, the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and with the Bank’s customary practices.

Section 6.	Board Memberships.

The Officer may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld), and he may engage in personal business and investment activities for his own account; provided, however, that such service and personal business and investment activities shall not materially interfere with the performance of his duties under this Agreement.

Section 7.	Working Facilities and Expenses.

During the Assurance Period, the Officer’s principal place of employment shall be at the Bank’s executive offices at the address first above written, or at such other location within the City of New York at which the Bank shall maintain its principal executive offices, or at such other location as the Bank and the Officer may mutually agree upon. The Bank shall provide the Officer, at his principal place of employment, with a private office and support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Bank shall reimburse the Officer for his ordinary and necessary business expenses, including, without limitation, the Officer’s travel and entertainment expenses, incurred in connection with the performance of the Officer’s duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require, each such reimbursement payment to be made promptly following receipt of the itemized account and in any event not later than the last year in which the expense was incurred.

Section 8.	Termination of Employment with Severance Benefits.

(a)           In the event that the Officer’s employment with the Bank shall terminate during the Assurance Period, or prior to the commencement of the Assurance Period but within three (3) months of and in connection with a Change of Control as defined in section 10 of this Agreement on account of:

(i)           The Officer’s voluntary resignation from employment with the Bank within ninety (90) days following:

(A)           the failure of the Bank’s Board to appoint or re-appoint or elect or re-elect the Officer to serve in the same position in which the Officer was serving, on the day before the Assurance Period commenced or a more senior office;

(B)           the failure of the stockholders of the Holding Company to elect or re-elect the Officer as a member of the Board, if he was a member of the Board on the day before the Assurance Period commenced;

(C)           the expiration of a thirty (30) day period following the date on which the Officer gives written notice to the Bank of its material failure, whether by amendment of the Bank’s Organization Certificate or By-laws, action of the Board or the Holding Company’s stockholders or otherwise, to vest in the Officer the functions, duties, or responsibilities vested in the Officer on the day before the Assurance Period commenced (or the functions, duties and responsibilities of a more senior office to which the Officer may be appointed), unless during such thirty (30) day period, the Bank fully cures such failure;

(D)           the failure of the Bank to cure a material breach of this Agreement by the Bank, within thirty (30) days following written notice from the Officer of such material breach;

(E)           a reduction in the compensation provided to the Officer, or a material reduction in the benefits provided to the Officer under the Bank’s program of employee benefits, compared with the compensation and benefits that were provided to the Officer on the day before the Assurance Period commenced;

(F)           a change in the Officer’s principal place of employment that would result in a one-way commuting time in excess of the greater of (I) 30 minutes or (II) the Officer’s commuting time immediately prior to such change; or

(ii)           the discharge of the Officer by the Bank for any reason other than for “cause” as provided in section 9(a);

then, subject to section 21, the Bank shall provide the benefits and pay to the Officer the amounts provided for under section 8(b) of this Agreement; provided, however, that if benefits or payments become due hereunder as a result of the Officer’s termination of employment prior to the commencement of the Assurance Period, the benefits and payments provided for under section 8(b) of this Agreement shall be determined as though the Officer had remained in the service of the Bank (upon the terms and conditions in effect at the time of his actual termination of service) and had not terminated employment with the Bank until the date on which the Officer’s Assurance Period would have commenced.

(b)           Upon the termination of the Officer’s employment with the Bank under circumstances described in section 8(a) of this Agreement, the Bank shall pay and provide to the Officer (or, in the event of the Officer’s death, to the Officer’s estate) on his termination of employment, subject to section 24 :

(i)           the Officer’s earned but unpaid compensation (including, without limitation, all items which constitute wages under section 190.1 of the New York Labor Law and the payment of which is not otherwise provided for under this section 8(b)) as of the date of the termination of the Officer’s employment with the Bank, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment;

(ii)           the benefits, if any, to which the Officer is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank’s officers and employees;

(iii)           continued group life, health (including hospitalization, medical and major medical), accident and long term disability insurance benefits, in addition to that provided pursuant to section 8(b)(ii) and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Officer, for the remaining unexpired Assurance Period, coverage equivalent to the coverage to which the Officer would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever benefits are greater) if the Officer had continued working for the Bank during the remaining unexpired Assurance Period at the highest annual rate of compensation achieved during the Officer’s period of actual employment with the Bank;

(iv)            a lump sum payment, in an amount equal to the present value of the salary that the Officer would have earned if the Officer had continued working for the Bank during the remaining unexpired Assurance Period at the highest annual rate of salary achieved during the Officer’s period of actual employment with the Bank, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Internal Revenue Code of 1986 (“Code”) (“Applicable Short-Term Rate”), compounded using the compounding periods corresponding to the Bank’s regular payroll periods for its officers, such lump sum to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination;

(v)            a lump sum payment in an amount equal to the excess, if any, of:

(A)           the present value of the aggregate benefits to which the Officer would be entitled under any and all qualified and non-qualified defined benefit pension plans maintained by, or covering employees of, the Bank if the Officer were 100% vested thereunder and had continued working for the Bank during the remaining unexpired Assurance Period, such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the remaining unexpired Assurance Period and by adding to the compensation recognized under such plans for the year in which termination of employment occurs all amounts payable under sections 8(b)(I), (iv) and (vii);

(B)           the present value of the benefits to which the Officer is actually entitled under such defined benefit pension plans as of the date of his termination;

where such present values are to be determined using the mortality tables prescribed under section 415(b)(2)(E)(v) of the Code and a discount rate, compounded monthly, equal to the applicable long-term federal rate prescribed under section 1274(d) of the Code for the month in which his employment terminates; provided, however, that if payments are made under this section 8(b)(v) as a result of this section deeming otherwise unvested amounts under such defined benefit plans to be vested, the payments, if any, attributable to such deemed vesting shall be paid in the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan;

(vi)           a lump sum payment in an amount equal to the present value of the additional employer contributions (or if greater in the case of a leveraged employee stock ownership plan or similar arrangement, the additional assets allocable to him through debt service, based on the fair market value of such assets at termination of employment) to which he would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by, or covering employees of, the Bank, if he were 100% vested thereunder and had continued working for the Bank during the remaining unexpired Assurance Period at the highest annual rate of compensation achieved during the Officer’s period of actual employment with the Bank, and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of the discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the Applicable Short-Term Rate; provided, however, that if payments are made under this section 8(b)(vi) as a result of this section deeming otherwise unvested amounts under such defined contribution plans to be vested, the payments, if any, attributable to such deemed vesting shall be paid in the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan;

(vii)           the payments that would have been made to the Officer under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Bank, if he had continued working for the Bank during  the remaining unexpired Assurance Period and had earned the maximum bonus or incentive award in each calendar year that ends during the remaining unexpired Assurance Period, such payments to be equal to the product of:

(A)           the maximum percentage rate at which an award was ever available to the Officer under such incentive compensation plan; multiplied by

(B)           the salary that would have been paid to the Officer during each such calendar year at the highest annual rate of salary achieved during the remaining unexpired Assurance Period, such payments to be made without discounting for early payment ..

The Bank and the Officer hereby stipulate that the damages which may be incurred by the Officer following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this section 8(b) constitute a reasonable estimate under the circumstances of all damages sustained as a consequence of any such termination of employment, other than damages arising under or out of any stock option, restricted stock or other non-qualified stock acquisition or investment plan or program, it being understood and agreed that this Agreement shall not determine the measurement of damages under any such plan or program in respect of any termination of employment. Such damages shall be payable without any requirement of proof of actual damage and without regard to the Officer’s efforts, if any, to mitigate damages. The Bank and the Officer further agree that the Bank may condition the payments and benefits (if any) due under sections 8(b)(iii), (iv), (v), (vi) and (vii) on the receipt of the Officer’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Bank, the Company or any subsidiary or affiliate of either of them.

Section 9.	Termination without Severance Benefits.

In the event that the Officer’s employment with the Bank shall terminate during the Assurance Period on account of:

(a)           the discharge of the Officer for “cause,” which, for purposes of this Agreement shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry; provided, however, that the Officer shall not be deemed to have been discharged for cause unless and until he shall have received a written notice of termination from the Board, accompanied by a resolution duly adopted by affirmative vote of a majority of the entire Board at a meeting called and held for such purpose (after reasonable notice to the Officer and a reasonable opportunity for the Officer to make oral and written presentations to the members of the Board, on his own behalf, or through a representative, who may be his legal counsel, to refute the grounds for the proposed determination) finding that in the good faith opinion of the Board grounds exist for discharging the Officer for cause; or

(b)           the Officer’s voluntary resignation from employment with the Bank for reasons other than those specified in section 8(a)(I); or

(c)           the Officer’s death; or

(d)           a determination that the Officer is eligible for long-term disability benefits under the Bank’s long-term disability insurance program or, if there is no such program, under the federal Social Security Act; then the Bank shall have no further obligations under this Agreement, other than the payment to the Officer (or, in the event of his death, to his estate) of his earned but unpaid salary as of the date of the termination of his employment, and the provision of such other benefits, if any, to which the Officer is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Bank.

Section 10.	Change of Control.

(a)           A Change of Control of the Bank (“Change of Control”) shall be deemed to have occurred upon the happening of any of the following events:

(i)           the reorganization, merger or consolidation of the Bank, respectively, with one or more other persons, other than a transaction following which:

(A)           at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Bank; and

(B)           at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Bank;

(ii)           the acquisition of substantially all of the assets of the Bank or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Bank entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii)           a complete liquidation or dissolution of the Bank, or approval by the stockholders of the Bank of a plan for such liquidation or dissolution;

(iv)           the occurrence of any event if, immediately following such event, at least fifty percent (50%) of the members of the Board do not belong to any of the following groups:

(A)           individuals who were members of the Board on the date of this Agreement; or

(B)           individuals who first became members of the Board after the date of this Agreement either:

(1)           upon election to serve as a member of the Board by affirmative vote of three-quarters (3/4) of the members of such Board, or a nominating committee thereof, in office at the time of such first election; or

(2)           upon election by the stockholders of the Board to serve as a member of the Board, but only if nominated for election by affirmative vote of three quarters(3/4) of the members of the Board, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of the Bank; or

(v)           any event which would be described in section 10(a)(i), (ii), (iii) or (iv) if the term “Holding Company” were substituted for the term “Bank” therein.

(b)           In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Holding Company, the Bank or any subsidiary of either of them, by the Holding Company, the Bank or any subsidiary of either of them, or by any employee benefit plan maintained by any of them.

Section 11.	Excise Tax Indemnification.

(a)           This section 11 shall apply if the Officer’s employment is terminated in circumstances giving rise to liability for excise taxes under section 4999 of the Code. If this Section 11 applies, then, if for any taxable year, the Officer shall be liable for the payment of an excise tax under section 4999 of the Code with respect to any payment in the nature of compensation made by the Company or any direct or indirect subsidiary or affiliate of the Holding Company to (or for the benefit of) the Officer, the Holding Company shall pay to the Officer an amount equal to X determined under the following formula:

X	=	E x P
1 - [(FI x (1 - SLI)) + SLI + E + M]
where

E =	the rate at which the excise tax is assessed under section 4999 of the Code;

P =	the amount with respect to which such excise tax is assessed, determined without regard to this section 11;

FI =	the highest marginal rate of income tax applicable to the Officer under the Code for the taxable year in question;

SLI =	the sum of the highest marginal rates of income tax applicable to the Officer under all applicable state and local laws for the taxable year in question; and

M =	the highest marginal rate of Medicare tax applicable to the Officer under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) the Officer under the terms of this Agreement, or otherwise, and on which an excise tax under section 4999 of the Code will be assessed, the payment determined under this section 11(a) shall be made to the Officer on the earlier of (i) the date the Holding Company or any direct or indirect subsidiary or affiliate of the Holding Company is required to withhold such tax, or (ii) the date the tax is required to be paid by the Officer.

(b)           Notwithstanding anything in this section 11 to the contrary, in the event that the Officer’s liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in section 11(a), the Officer or the Holding Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under section 11(a), when increased by the amount of the payment made to the Officer under this section 11(b) by the Holding Company, or when reduced by the amount of the payment made to the Company under this section 11(b) by the Officer, equals the amount that should have properly been paid to the Officer under section 11(a). The interest paid under this section 11(b) shall be determined at the rate provided under section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to the Officer under this section 11, the Officer shall furnish to the Holding Company a copy of each tax return which reflects a liability for an excise tax payment made by the Holding Company, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service. Any payment pursuant to this Section 11(b) shall in any case be made no later than the last day of the calendar year following the calendar year in which any additional taxes for which the payment is to be made are remitted to the Internal Revenue Service.

(c)           The provisions of this section 11 are designed to reflect the provisions of applicable federal, state and local tax laws in effect on the date of this Agreement. If, after the date hereof, there shall be any change in any such laws, this section 11 shall be modified in such manner as the Officer and the Holding Company may mutually agree upon if and to the extent necessary to assure that the Officer is fully indemnified against the economic effects of the tax imposed under section 4999 of the Code or any similar federal, state or local tax.

Section 12.	No Effect on Employee Benefit Plans or Programs.

The termination of the Officer’s employment during the Assurance Period or thereafter, whether by the Bank or by the Officer, shall have no effect on the rights and obligations of the parties hereto under the Bank’s qualified and non-qualified defined benefit or defined contribution retirement plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs (whether or not employee benefit plans or programs) and any defined contribution plan, employee stock ownership plan, stock option and appreciation rights plan, and restricted stock plan, as may be maintained by, or cover employees of, the Bank from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Officer to which the Bank or the Holding Company is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

Section 13.	Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Officer, his legal representatives and testate or intestate distributes, and the Bank and the Holding Company, their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the respective assets and business of the Bank or the Holding Company may be sold or otherwise transferred.

Section 14.	Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Officer:

Mr. Christopher D. Maher
___________
______________

If to the Bank:

The Dime Savings Bank of Williamsburgh
209 Havemeyer Street
Brooklyn, New York 11211
Attention:  Corporate Secretary

If to the Holding Company:

Dime Community Bancshares, Inc.
209 Havemeyer Street
Brooklyn, New York 11211
Attention:  Corporate Secretary

Section 15.	Indemnification and Attorneys’ Fees.

The Bank shall indemnify, hold harmless and defend the Officer against reasonable costs, including legal fees, incurred by the Officer in connection with or arising out of any action, suit or proceeding in which the Officer may be involved, as a result of the Officer’s efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that the Officer shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement; provided, further, that this section 15 shall not obligate the Bank to pay costs and legal fees on behalf of the Officer under this Agreement in excess of $20,000. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Bank’s obligations hereunder shall be conclusive evidence of the Officer’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise. Any payment or reimbursement to effect such indemnification shall be made no later than the last day of the calendar year following the calendar year in which the Officer incurs the expense or, if later, within sixty (60) days after the settlement or resolution that gives rise to the Officer’s right to reimbursement; provided, however, that the Officer shall have submitted to the Bank documentation supporting such expenses at such time and in such manner as the Bank may reasonably require.

Section 16.	Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 17.	Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 18.	Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 19.	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States, and in the absence of controlling federal law, the laws of the State of New York, without reference to conflicts of law principles.

Section 20.	Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 21.	Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof including the Employee Retention Agreement made and entered into as of June 26, 1996. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that this Agreement shall be subject to amendment in the future in such manner as the Bank and the Holding Company shall reasonably deem necessary or appropriate to effect compliance with section 409A of the Code and the regulations thereunder, and to avoid the imposition of penalties and additional taxes under section 409A of the Code, it being the express intent of the parties that any such amendment shall not diminish the economic benefit of the Agreement to the Officer on a present value basis.

Section 22.	Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:

(a)           Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Officer by the Bank under section 8(b) hereof (exclusive of amounts described in section 8(b) (i)) exceed the three times the Officer’s average annual total compensation for the last five consecutive calendar years to end prior to his termination of employment with the Bank (or for his entire period of employment with the Bank if less than five calendar years). This section 22(a) shall not affect or limit payments made by the Holding Company hereunder pursuant to sections 8(b), 11 or otherwise. The Holding Company agrees that, if this section 22(a) would limit payments by the Bank to the Officer pursuant to section 8(b) or otherwise, the Holding Company shall make such payments to the Officer.

(b)           Notwithstanding anything herein contained to the contrary, any payments to the Officer by the Bank, whether pursuant to this agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. Sec. 1828(k), and any regulations promulgated thereunder.

(c)           Notwithstanding anything herein contained to the contrary, if the Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. Sec. 1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of Service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Officer all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(d)           Notwithstanding anything herein contained to the contrary, if the Officer is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. sec. 1818(e)(4) or (g)(1), all prospective obligations of the order, but vested rights and obligations of the Bank and the Officer shall not be effected.

(e)           Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. Sec. 1813(x)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Officer shall not be effected.

(f)           Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (“OTS”) or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. sec. 1823(c); (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent any of the foregoing provisions shall cease to be required by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section 23.	Guaranty.

The Holding Company hereby irrevocably and unconditionally guarantees to the Officer the payment of all amounts, and the performance of all other obligations, due from the Bank in accordance with the terms of this Agreement as and when due without any requirement of presentment, demand of payment, protest or notice of dishonor or nonpayment. For purposes of this section 23, the application of sections 21(a), (c), (d), (e) or (f) to the Bank shall have no effect on the Holding Company’s obligations hereunder.

Section 24.Compliance with Section 409A of the Code.

The Officer, the Bank and the Holding Company acknowledge that each of the payments and benefits promised to the Officer under this Agreement must either comply with the requirements of section 409A of the Code ("Section 409A") and the regulations thereunder or qualify for an exception from compliance. To that end, the Officer, the Bank and the Holding Company agree that:

(a)           the expense reimbursements described in section 7 and legal fee reimbursements described in section 15 are intended to satisfy the requirements for a "reimbursement plan" described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements;

(b)           the payment described in section 8(b)(i) is intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(3) as payment made pursuant to the Bank’s customary payment timing arrangement;

(c)           the benefits and payments described in section 8(b)(ii) are expected to comply with or be excepted from compliance with Section 409A on their own terms;

(d)           the welfare benefits provided in kind under section 8(b)(iii) are intended to be excepted from compliance with Section 409A as welfare benefits pursuant to Treasury Regulation section 1.409A-1(a)(5) and/or as benefits not includible in gross income; and

(e)           the tax indemnity payment provided under section 11 is intended to satisfy the requirements for a “tax gross-up payment” described in Treasury Regulation section 1.409A-3(i)(1)(v).

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred (with interest at the annual rate of 6%, compounded monthly from the date of the Officer’s termination of employment to the date of actual payment) to and paid on the later of the date sixty (60) days after the Officer’s earliest separation from service (within the meaning of Treasury Regulation section 1.409A-1(h)) and, if the Officer is a specified employee (within the meaning of Treasury Regulation section 1.409A-1(i)) on the date of his separation from service, the first day of the seventh month following the Officer’s separation from service. Each amount payable under this plan that is required to be deferred beyond the Officer’s separation from service, shall be deposited on the date on which, but for such deferral, the Holding Company would have paid such amount to the Officer, in a grantor trust which meets the requirements of Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by the Holding Company with the approval of the Officer (which approval shall not be unreasonably withheld or delayed), pursuant to a trust agreement the terms of which are approved by the Officer (which approval shall not be unreasonably withheld or delayed) (the “Rabbi Trust”), and payments made shall include earnings on the investments made with the assets of the Rabbi Trust, which investments shall consist of short-term investment grade fixed income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

Section 25.	Compliance with the Emergency Economic Stabilization Act of 2008.

In the event the Holding Company issues any debt or equity to the United States Treasury ("UST") pursuant to the Capital Purchase Program (the "CPP") implemented under the Emergency Economic Stabilization Act of 2008 ("EESA"), the following provisions shall take precedence over any contrary provisions of this Agreement or any other compensation or benefit plan, program, agreement or arrangement in which the Officer participates:

(a)           The Officer shall repay to the Holding Company any bonus or incentive compensation paid to the Officer while (i) the Officer is a senior executive officer (within the meaning of 31 C.F.R. Part 30) ("Senior Executive Officer") and (ii) the UST holds any debt or equity interest in the Holding Company acquired under the CPP (such period, the "CPP Compliance Period"), if and to the extent that such bonus or incentive compensation was paid on the basis of a statement of earnings, gains, or other criteria (each, a "Performance Criterion," and in the aggregate, "Performance Criteria") that are later proven to be materially inaccurate.  A Performance Criterion shall be proven to be materially inaccurate if so determined by a court of competent jurisdiction or in the written opinion of an independent attorney or firm of certified public accountants selected by the Holding Company and approved by the Officer (which approval shall not be unreasonably withheld or delayed), which determination shall both state the accurate Performance Criterion and that the difference between the accurate Performance Criterion and the Performance Criterion on which the payment was based is material (a "Determination").  Upon receipt of a Determination, the Holding Company may supply to the Officer a copy of the Determination, a computation of the bonus or other incentive compensation that would have been payable on the basis of the accurate Performance Criterion set forth in the Determination (the "Determination Amount") and a written demand for repayment of the amount (if any) by which the bonus or incentive compensation actually paid exceeded the Determination Amount.

(b)           (i)           If the Officer's employment terminates in an “applicable severance from employment” (within the meaning of 31 C.F.R. Part 30) while (A) the Officer is a Senior Executive Officer, and (B) the UST holds a debt or equity interest in the Holding Company issued under the CPP, then payments to the Officer that are contingent on such applicable severance from employment and designated to be paid during the CPP Compliance Period shall be limited, if necessary, to the maximum amount which may be paid without causing any amount paid to be an "excess parachute payment" within the meaning of section 280G(b)(1) of the Code, as modified by section 280G(e) of the Code, referred to as a "golden parachute payment" under 31 C.F.R. Part 30 (the "Maximum Payment Amount").  Any reduction in payments required to achieve such limit shall be applied to all payments otherwise due hereunder in the reverse chronological order of their payment dates, and where multiple payments are due on the same date, the reduction shall be apportioned ratably among the affected payments.  The required reduction (if any) shall be determined in writing by an independent attorney or firm of certified public accountants selected by the Holding Company and approved by the Officer (which approval shall not be unreasonably withheld or delayed).

(ii)           To the extent not prohibited by law, the aggregate amount by which payments designated to be paid during the CPP Compliance Period are reduced pursuant to section 25(b)(i) (the "Unpaid Amount") shall be delayed to and shall be paid on the first business day following the last day of the CPP Compliance Period.  Pending payment, the Unpaid Amount shall be deposited in a Rabbi Trust.  Payment of the Unpaid Amount shall include any investment earnings on the assets of the Rabbi Trust attributable to the Unpaid Amount.

This section 25 shall be operated, administered and construed to comply with section 111(b) of EESA as implemented by guidance or regulation thereunder that has been issued and is in effect as of the closing date of the agreement, if any, by and between the UST and the Holding Company, under which the UST acquires equity or debt securities of the Holding Company under the CPP (such date, if any, the "Closing Date," and such implementation, the "Relevant Implementation").  If after the Closing Date the clawback requirement of section 25(a) shall not be required by the Relevant Implementation of section 111(b) of EESA, such requirement shall have no further effect.  If after the Closing Date the limitation on golden parachute payments under section 25(b)(i) shall not be required by the Relevant Implementation of section 111(b) of EESA, such limitation shall have no further effect and any Unpaid Amount delayed under section 25(b)(ii) shall be paid on the earliest date on which the Holding Company reasonably anticipates that such amount may be paid without violating such limitation.

IN WITNESS WHEREOF, the Bank and the Holding Company have caused this Agreement to be executed and the Officer has hereunto set his hand, all as of the day and year first above written.

_______________________________________
Christopher D. Maher

ATTEST:	THE DIME SAVINGS BANK of WILLIAMSBURGH

By: ________________________
Secretary
[Seal]                                                                           By: ___________________________________
Name : Vincent F. Palagiano
Title : Chairman of the Board & CEO

ATTEST:                                                                           DIME COMMUNITY BANCSHARES, INC.

By: ________________________
Secretary                                                            By: ___________________________________
[Seal]                                                                                Name : Vincent F. Palagiano
Title : Chairman of the Board & CEO

[TPW: NYLEGAL:791602.2] 16057-00010  12/29/2008 08:01 PM

STATE OF NEW YORK   )
:ss.:
COUNTY OF KINGS     )

On this ____day of ______, 2008 before me personally came Christopher D. Maher, to me known, and known to me to be the individual described in the foregoing instrument, who, being by me duly sworn, did depose and say that he resides at the address set forth in said instrument, and that he signed his name to the foregoing instrument.

Notary Public

STATE OF NEW YORK   )
:ss.:
COUNTY OF KINGS     )

On this___ day of ______, 2008 before me personally came Vincent F. Palagiano to me known, who, being by me duly sworn, did depose and say that he resides at 44 Direnzo Court, Staten Island, N.Y., that he is a member of the Board of Directors of THE DIME SAVINGS BANK OF WILLIAMSBURGH, the savings bank described in and which executed the foregoing instrument; that he knows the seal of said mutual savings bank; that the seal affixed to said instrument is such seal; that it was so affixed by authority of the Board of Directors of said savings bank; and that he signed his name thereto by like authority.

Notary Public

STATE OF NEW YORK   )
:ss.:
COUNTY OF KINGS     )

On this ____day of _______, 2008 before me personally came Vincent F. Palagiano, to me known, who, being by me duly sworn, did depose and say that he resides at 44 Direnzo Court, Staten Island, N. Y., that he is a member of the Board of Directors of DIME COMMUNITY BANCSHARES, INC., the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.

Notary Public